UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                   ----------

                                    FORM 8-K
                                 CURRENT REPORT
                        Pursuant to Section 13 or 15 (d)
                     of the Securities Exchange Act of 1934

                                   ----------

                                  JULY 15, 2004
                                 Date of Report
                        (Date of earliest event reported)

                      Shenandoah Telecommunications Company
             (Exact name of registrant as specified in its charter)

            Virginia                       0-9881              54-1162807
(State or other jurisdiction of         (Commission         (I.R.S. Employer
 incorporation or organization)         File Number)      Identification Number)

P.O. Box 459
Edinburg, VA                                                      22824
(Address of principal executive office)                        (Zip code)

       Registrant's telephone number, including area code: (540) 984-4141

Item 9.

The information contained in this report on Form 8-K is being furnished pursuant to Item 12 under Item 9 as directed by the Securities and Exchange Commission in Release No. 34-47583 and shall not be deemed to be "filed" for purposes of
Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section.

NEWS RELEASE

For further information, please contact Earle A. MacKenzie at 540-984-5192.

                      SHENANDOAH TELECOMMUNICATIONS COMPANY
                  REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS

      EDINBURG, VA, (July 15, 2004) - Shenandoah Telecommunications Company (Shentel; NASDAQ: SHEN) announced unaudited financial results for the second quarter ended June 30, 2004. Income from continuing operations for the quarter was $2.9 million, compared to $1.0 million for the 2003 second quarter. Total second quarter revenues grew by 20.6% from the same quarter last year, including a 23.3% increase in wireless revenues. Income from continuing operations for the six months ended June 30, 2004 was $5.2 million, which represented an increase of $2.2 million from the 2003 six-month period.

      As previously announced, the Company sold its interest in the Virginia 10 RSA Limited Partnership cellular operation on February 28, 2003, and classified its prior cellular operation and gain from the sale as discontinued operations. Net income including discontinued operations for the six months ended June 30, 2004 was $5.2 million, compared to $25.5 million in the first six months of 2003.

Overall Highlights

      For the quarter ended June 30, 2004, income from continuing operations was $2.9 million or $0.38 per diluted share, compared to $1.0 million or $0.14 per diluted share in the second quarter of 2003. The Company's total revenues for the second quarter of 2004 were $30.0 million, compared to $24.8 million in the second quarter of 2003, which represented an increase of $5.2 million or 20.6%. The Company's revenue growth was driven by an increase in its PCS business.

      Operating income for the second quarter of 2004 and 2003 was $5.0 million and $2.4 million, respectively. The 2003 second quarter results included a $1.5 million reduction in access revenue in the Wireline Operations for charges disputed by long-distance carriers. Operating expenses continued to increase, primarily in SG&A, due to ongoing staff additions required by current and expected growth and the increasing complexity of the Company's operations and reporting requirements.

Wireless Operations

      The Company experienced strong growth in second quarter wireless revenues as a PCS Affiliate of Sprint, increasing its PCS subsidiary revenue to a total of $20.7 million, which represented an increase of $3.9 million over the 2003 second quarter. The PCS net income was $0.9 million in the second quarter of 2004 compared to a net loss of $0.8 million in the second quarter of 2003. PCS net income for the six months ended June 30, 2004 was $1.4 million, which represented a $2.9 million increase over the 2003 six-month period. The Company's Sprint retail wireless customer count increased by 4,900, similar to the increase in the second quarter of 2003, to approximately 94,500 customers. Wholesale users increased by 2,000, compared to a 1,400 increase in the second quarter of 2003, to approximately 18,000. Wholesale users are added through Sprint's relationship with its wholesale customers. The Company's second quarter customer turnover, or churn, was 1.9%, down from 2.1% in the second quarter of 2003.

Wireline Operations

      The local telephone operations net income for the 2004 second quarter was $1.7 million, which represented a $0.6 million increase compared to the 2003 second quarter. The increase in net income was primarily attributable to a reduction in access revenue of $1.5 million related to a dispute by interexchange carriers, which the Company recorded in the 2003 second quarter. Telephone operations recorded a net loss of 34 access lines during the 2004 second quarter to end the quarter at 24,867.

External Investments

      In the quarter ended June 30, 2004, the Company recorded a $146,000 gain on investments compared to a nominal gain in the second quarter of 2003. At the end of the quarter, the Company's external investments totaled $7.7 million.

Consolidated Results

      The Company recorded expenses of approximately $0.2 million in the second quarter of 2004 related to the ongoing implementation efforts related to new SEC and NASDAQ requirements as a result of the Sarbanes-Oxley Act. Interest expense decreased $0.1 million from the same quarter last year due to a reduction in debt outstanding. The Company invested $7.0 million in plant in service and retired $1.1 million of scheduled debt during the second quarter of 2004. The Company had cash and cash equivalents of $34.9 million as of the end of the second quarter. At June 30, 2004, the Company's debt/equity ratio was 36.9% and debt as a percent of total assets was 21.3%.

About Shenandoah Telecommunications

      Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ National Market under the symbol "SHEN." The Company's operating subsidiaries provide local telephone, cable television, Internet access, interexchange facilities, and PCS services, along with many other associated services, to the four-state region from Harrisonburg, Virginia to Harrisburg and Altoona, Pennsylvania.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs and other competitive factors. For a discussion of these factors, see the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 9, 2004. The Company expressly disclaims any obligation to update or review any forward-looking statements contained in this release.

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands, except per share amounts)

      Condensed Balance Sheets                            June 30,      December 31,
                                                            2004            2003
                                                         ---------      ------------
      Cash and cash equivalents                          $  34,931       $  28,696
      Other current assets                                  19,472          12,267
      Total securities and investments                       7,900           7,467
      Property, plant and equipment                        207,647         199,692
        Less accumulated depreciation                      (80,251)        (72,006)
                                                         ---------       ---------
      Net property, plant and equipment                    127,396         127,686
      Other assets, net                                      4,389           9,248
                                                         ---------       ---------
         Total assets                                    $ 194,088       $ 185,364
                                                         =========       =========

      Current liabilities, exclusive of current
      maturities of $4,285 and $4,230, respectively      $  15,435       $  11,566
      Long and short-term debt                              41,246          43,346
      Total other liabilities                               25,725          24,244
      Total stockholders' equity                           111,682         106,208
                                                         ---------       ---------
         Total liabilities and stockholders' equity      $ 194,088       $ 185,364
                                                         =========       =========

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION
(unaudited)

Condensed Statements of Income
(In thousands, except per share amounts)            Three months ended            Six months ended
                                                         June 30,                      June 30,
                                                    2004           2003           2004           2003
                                                  --------       --------       --------       --------
Operating Revenues-Wireless                       $ 20,679       $ 16,769       $ 39,632       $ 32,403
                  -Wireline                          7,608          6,309         14,757         13,948
                  -Other                             1,676          1,766          3,383          3,440
                                                  --------       --------       --------       --------
   Total operating revenue                          29,963         24,844         57,772         49,791
Cost of goods and services                           3,037          2,661          6,024          4,989
Network operating costs                              9,127          8,647         17,441         16,532
Depreciation                                         4,395          4,127          8,732          8,148
Selling, general and administrative                  8,379          7,011         16,264         13,452
                                                  --------       --------       --------       --------
   Total operating expenses                         24,938         22,446         48,461         43,121
                                                  --------       --------       --------       --------
Operating income                                     5,025          2,398          9,311          6,670
Interest expense                                      (773)          (893)        (1,571)        (1,847)
Other income (expense)                                 337            150            543            (96)
Income tax provision                                (1,709)          (611)        (3,090)        (1,752)
                                                  --------       --------       --------       --------
Income from continuing operations                    2,880          1,044          5,193          2,975

Discontinued operations, net of income taxes            --             --             --         22,628

Cumulative effect of a change in
   accounting, net of income taxes                      --             --             --            (76)
                                                  --------       --------       --------       --------
   Net income                                     $  2,880       $  1,044       $  5,193       $ 25,527
                                                  ========       ========       ========       ========

Net earnings per share, basic
    Continuing operations                         $   0.38       $   0.14       $   0.68       $   0.39
    Discontinued operations, net of
      income taxes                                      --             --             --           2.98
    Cumulative effect of a change in
      accounting, net of taxes                          --             --             --          (0.01)
                                                  --------       --------       --------       --------
     Total                                        $   0.38       $   0.14       $   0.68       $   3.37
                                                  ========       ========       ========       ========

Net earnings per share, diluted
    Continuing operations                         $   0.38       $   0.14       $   0.68       $   0.39
    Discontinued operations, net of
      income taxes                                      --             --             --           2.97
    Cumulative effect of a change in
      accounting, net of taxes                          --             --             --          (0.01)
                                                  --------       --------       --------       --------
    Total                                         $   0.38       $   0.14       $   0.68       $   3.36
                                                  ========       ========       ========       ========

                                     #######

         SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARY COMPANIES

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                      SHENANDOAH TELECOMMUNICATIONS COMPANY
                        (Registrant)


                      July 16, 2004   /S/ CHRISTOPHER E. FRENCH
                                      ------------------------------
                                            Christopher E. French
                                            President